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                                                                     EXHIBIT 5.1


                     [Letterhead of Vinson & Elkins L.L.P.]




                                January 15, 1998


Pioneer Natural Resources Company
1400 Williams Square West
5205 North O'Connor Boulevard
Irving, Texas  75039

Ladies and Gentlemen:

         We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the "COMPANY"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "ACT"), of 1,654,290 shares (the "SHARES") of common stock, par value $.01 per share, of the Company (the "COMMON STOCK") issued pursuant to that certain Purchase and Sale Agreement, dated as of October 22, 1997, between Pioneer Natural Resources USA, Inc., a direct wholly-owned subsidiary of the Company, and Cometra Energy, L.P., a Texas limited partnership, which Agreement was confirmed and executed by the Company (the "PURCHASE AGREEMENT"), under the Company's Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") to be filed with the Securities and Exchange Commission (the "COMMISSION") on January 16, 1998.

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Restated Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company authorizing the issuance and offering of the Shares, and (v) the Purchase Agreement.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.


         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.
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Pioneer Natural Resources Company
January 15, 1998
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         This opinion is limited in all respects to the laws of the State of
Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Vinson & Elkins L.L.P.